Exhibit 10.1

NORTH AMERICA TECHNOLOGY AGREEMENT

This Agreement is entered into as of the 20th day of October, 2009, by and between SNRG Corporation, a Nevada Corporation,  with a office located at 1800 St James Place, Ste 306, Houston Texas, 77056 (hereinafter referred to as the “Buyer”), and. Vega Invest AG  D/B/A Enviropark Global AG with registered offices located at Marktgasse 7, 8640 Rapperswil, Switzerland, (hereinafter referred to as “Seller”).

The Buyer and Seller together, the “Parties”.

RECITALS

WHEREAS, Seller owns certain intellectual property and patent rights to certain proprietary waste recycling processes, products related thereto, and all intellectual property rights associated therewith (the "Technology").

WHEREAS, Seller is the sole owner of certain related proprietary inventions, devices, formulas, processes, documentation, notes, flow charts, manuals, plans, technology, know-how, customer lists, price lists, cost information, policies, techniques, trade practices, methods of operation, and trade secrets of every kind or character relating to the Technology and to certain post-consumer and post-industrial waste recycling and virgin material recovery process’s, whether or not patentable or copyrightable ("Technical Information") and is willing to sell and assign to Buyer exclusive North American rights with respect thereto, as hereinafter set forth below.

C.  Buyer desires to obtain exclusive ownership, assignment and license rights to the Technology and license rights to the Technical Information, under the conditions as set forth hereinafter.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I - DEFINITIONS

The following terms will, as used in this Agreement, have the meanings hereinafter set forth:

1.01. LICENSED PRODUCTS -- "Licensed Products", whether singular or plural, shall mean all products, processes, and services (including those identified in Exhibit “A” attached hereto) which embody, involve, or are made using the Technology or Technical Information or are covered by the Technology, and improvements thereon made by the Buyer or the Seller, and such other products, processes, and services as may hereafter be, by written mutual consent, brought within the scope of this Agreement.

1.02.  TECHNICAL INFORMATION -- "Technical Information" shall mean all engineering, manufacturing and sales data, formulas, methods of manufacture and application, or formulations, trade secrets, know-how or related proprietary information, and information owned or hereafter acquired by Licensor relating to the Technology and Licensed Products identified in Section 1.01 above.

1.03. TECHNICAL ASSISTANCE -- "Technical Assistance" shall mean technical discussions, lectures, guidance, or technical training given by the Seller to technically qualified personnel of the Buyer concerning the Technical Information furnished to the Buyer.

ARTICLE II - LICENSE GRANT

2.01. For valuable consideration as defined in Exhibit “B” hereto , the receipt and sufficiency of which is hereby acknowledged, Seller hereby sells, assigns and licenses the exclusive North American (Canada, the United States and Mexico), rights to Technology to the Buyer, without recourse and without warranties of any nature except as specifically set forth in this Agreement.

2.02. Seller hereby grants to the Buyer exclusive North American rights and licenses to use the Technical Information and to make, have made, use and sell Licensed Products under Seller’s Technical Information.  The Buyer may grant sublicenses within North America without the prior written permission of Seller but must provide legal notice of such sublicenses to the Seller.  The Buyer may assign or sublicense this license to any subsidiaries or affiliates of the Buyer without the prior written permission of Seller.

ARTICLE III - PAYMENT

3.01. For and in consideration of the sale, assignment and licensing of the Technology and the Technical Information by the Seller to the Buyer, the Buyer shall be obligated to make payments and provide compensation to the Seller as set forth in Exhibit “B” attached hereto for the rights granted under this Agreement or for any Licensed Products manufactured or sold by or for the Buyer pursuant to the terms of this Agreement.

ARTICLE IV - EXCHANGE OF TECHNICAL INFORMATION

4.01. Seller shall furnish the Technical Information to the extent as deemed reasonably necessary for the Buyer to perform under the terms of this Agreement.

4.02. The Buyer agrees not to use Technical Information received from Seller except under and in accordance with this Agreement and that it will hold such Technical Information in confidence in accordance with Section 4.04, except insofar as (i) such information now is or hereafter becomes known to the public through no act or omission of the Buyer, or (ii) such information becomes available to the Buyer from another source having no confidentiality obligation to the Seller.

4.03. The Buyer may disclose Technical Information to its employees, agents, or subcontractors employed by the Buyer, but only to the extent as reasonably necessary to enable such employees, agents, or subcontractors to perform the duties or work assigned to them.  The Buyer will protect the Technical Information and maintain the same confidential to the same degree that it protects and maintains the confidentiality of its own technical information.

4.04. The Buyer agrees that it will maintain all Technical Information in strictest secrecy and confidence and will not disclose any Technical Information to any third party, except in confidence to legal counsel, or if compelled by law or rule of court either in writing or orally.  The Buyer agrees to hold in strict confidence all drawings, formulas, test data and reports, cost data, and related financial information respecting Technology and the Technical Information.  The Buyer shall not convey the Technology or Technical Information to any third party except in confidence to legal counsel, or if compelled by law or rule of court.

4.05.  Seller will, if requested by the Buyer, and upon terms to be mutually agreed upon by Seller and the Buyer, be available throughout the term of this Agreement to provide Technical Assistance to qualified representatives of the Buyer in the formulation, design, manufacture, testing, and sales of the Licensed Products, in deciding upon the nature and capacity of any necessary manufacturing facilities, and the number and qualifications of manufacturing, engineering and sales personnel, and in evaluation, verification and recording of sales, product acceptability and related matters, all with a view to enabling the Buyer expeditiously to attain the ability and capacity to meet adequately and profitably the applicable market demand for the Licensed Products.  Seller, his agents, representatives and/or assigns, will, upon reasonable notice, at any time during the term of this Agreement, have the right, during normal operation hours, to free access to the Buyer’s facility and books and records for the purpose of inspection, testing, or verification of information relating to Buyer's customers or related operations.

4.06. Any discoveries, inventions or improvements to the Licensed Products or Technical Information developed by the Buyer or developed jointly by the Buyer and the Seller will be the property of the Buyer, but Seller shall have a right of first refusal to an exclusive, perpetual, North American license to utilize such discoveries, inventions, or improvements.  Any patent application(s) filed on the foregoing discoveries, inventions, or improvements will be prepared and prosecuted by the Buyer, and the Seller agrees to execute all necessary documents in connection with the filing, prosecution and enforcement of proprietary rights relating to such discoveries, inventions, or improvements.

ARTICLE V - LITIGATION

5.01. Seller represents and warrants that it has title to the Technology, that to the best of its knowledge there are no existing unauthorized uses or infringements of the Technology or Technical Information, and that Buyer has the right to transfer both the Technical Information and the right to use the Licensed Products.  Seller further represents and warrants that it has the right to enter into this Agreement, and that there are no outstanding assignments, grants, licenses, encumbrances, obligations, or agreements written or oral, or implied or otherwise, inconsistent with the terms and conditions set forth in this Agreement.

5.02. Upon the discovery of any unauthorized use by any third party or parties of the Technology or Technical Information, the Buyer will have the right, but not the obligation, in the first instance and at its expense to initiate the appropriate legal action or other proceedings as are needed to restrain or recover for such activities.  Seller will have the right, but not the obligation, at Seller’s expense to be represented by counsel in any such suits or other proceedings.  Seller agrees to notify immediately the Buyer of any such discovery of unauthorized use of either the Technology or the Technical Information.

5.03. Neither party will commence any legal proceedings in the name of the other without first receiving written approval from such other party, nor will that other party be obligated to authorize or assist in so doing until the party intending to commence legal proceedings will have furnished to the other an indemnity reasonably satisfactory to the other against all liability incurred by the other resulting from the proceedings.  Should neither party resolve the differences of the other party, then such dispute shall be mediated at each party’s expense under the laws of the canton of St Hull, Switzerland.

ARTICLE VI - TERMINATION

6.01. If Seller defaults in the performance of any provision of this Agreement, the Buyer may notify Seller in writing of such default, stating in such written notice the covenant or covenants of this Agreement in which Seller will have defaulted, and shall then have sixty (60) days after the service upon written notice to the Seller to cure such default.  If Seller fails to cure such default within such sixty (60) day period, the Buyer may terminate this Agreement by serving upon written notice of such termination, which termination will be effective thirty (30) days after receipt thereof by Seller; provided, however, such termination will not affect the assignment of the Technology to the Buyer or prejudice the rights of the Buyer to recover any sums due at the time of such termination and will not prejudice any cause of action or claim of the Buyer accrued or to accrue on account of any breach or default of the Seller.

6.02.  Upon the termination of this Agreement in accordance with the provisions of this Article VI, after termination, Seller will have no further rights of any kind under this Agreement, except rights to the Technology and rights that will have accrued prior to termination.

ARTICLE VII - MISCELLANEOUS

7.01. Any notice or communication required or permitted to be given to or served upon either party pursuant to this Agreement will be sufficiently given or served if sent to such party by registered or certified mail, return receipt requested, addressed to it at its address set forth below or to such other address as it will designate by written notice given to the other party hereto and will be deemed effective upon delivery thereof to the parties at the addresses set forth above.

7.02.  This Agreement will be governed by and construed and enforced in accordance with the laws of the Canton of St Gallen, Switzerland, and contains the entire understanding of the parties with respect to the subject matter hereof, and there are no promises, warranties, or undertakings other than those expressly set forth herein.  No modifications or waiver of any of the provisions of this Agreement will be valid unless in writing and signed by each of the parties hereto.

7.03. The failure of either party to insist in any instance of the strict performance of any provision of this Agreement or to exercise any right hereunder will not constitute a waiver of such provision or such right in any other instance.

7.04. This North American Technology Agreement shall be in duplicate and presented to both parties in English.  This Agreement shall have two identical copies, one for each party, which have the same legal equality and is in full force and effect upon the signing of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the effective date set forth above as of this 20 day of October, 2009.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

In the Presence of:	Buyer:

/s/ Alyssa Vasquez	SNRG Corporation

By: /s/ D. Elroy Fimrite
D Elroy Fimrite, President

In the Presence of:	Seller:

Vega Invest AG D/B/A
Enviropark Global AG
/s/ Reiner Wenzel
Reiner Wenzel, Director

EXHIBIT A

Licensed Products

Any product, system, apparatus, method, or process as described in written materials in existence on the date hereof describing the Technology and Technical Information, and all similar products.

Specifically but not limited to, the following waste processing and material recovery technologies:

1.
The technologies incorporated in and the intellectual property related to the Enviropark waste: receiving; de-manufacturing; recyclable materials recovery; gasification feedstock processing and blending; two stage waste materials gasification; inorganic materials recovery, separation and processing; organic materials recovery, separation and processing; secondary processing and product manufacturing.

2.	The technology, intellectual property, copyright and certification authority relating to the “EnviroVirgin” recycled materials designation.

EXHIBIT B

Payment and Compensation Schedule

1.	The Buyer shall pay to Seller a total sum of $1,500,000 by way of delivery to the Seller or to parties as directed by the Seller, 150,000,000 common shares of the Buyer.